EXHIBIT 99
NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:

Steven D. Albright	Fred A. Nielson	Al Palombo
Chief Financial Officer	Investor Relations	Cameron Associates
(636) 733-1305	(636) 733-1314	Investor Relations
(212) 554-5488

Relìv International’s Net Income Advances 40 Percent in 2005,
Driven by Strong Sales in the U.S. Market

FOR IMMEDIATE RELEASE

CHESTERFIELD, MO, March 2, 2006 - Relìv International, Inc. (Nasdaq/NM - RELV), a developer, manufacturer and marketer of a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition, today announced its full-year results of operations for 2005, as well as for the three months ended December 31, 2005.

2005 Results

For the year, Relìv reported a 40 percent increase in net income available to common shareholders, which totaled $7.52 million, or $0.46 per share (diluted) - compared to $5.37 million, or $0.31 per share (diluted) in 2004. The net income in 2005 was a single year record for the company. The company also achieved record-setting net sales during 2005 - up 17 percent, to $113.6 million - compared to $97.0 million in 2004.

Fourth Quarter 2005 Results

For the three months ended December 31, 2005, Relìv posted a 41 percent increase in net income available to common shareholders - to $1.81 million, or $0.11 per share (diluted), compared to $1.28 million, or $0.07 per share (diluted) in the prior-year period. Fourth quarter 2005 net sales grew 8 percent, to $27.5 million, compared to $25.4 million in the fourth quarter of 2004.

The company’s fourth-quarter and full-year earnings benefited from the reduction of certain costs that were reported in 2004 - costs associated with the initial year of documentation and testing of internal controls in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act.

Key Company Trends

Throughout 2005, Relìv’s results were driven by strong sales growth in the United States, the company’s largest geographic market. Net sales in the United States increased 22 percent for the year compared to 2004, to total $102.5 million. Relìv also reported increased results in Europe - with net sales up 55 percent in the United Kingdom compared to the prior year, as well as the opening of the company’s operations in Germany in July 2005. However, this growth was offset by weaknesses in other non-U.S. markets, leading to a 16 percent decline in net sales from international markets during the year.
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Relìv International, Inc.
ADD ONE

Robert L. Montgomery, President and Chief Executive Officer of Relìv, said, “For the most part, our performance in 2005 was an excellent one. Our record-setting net sales and net income proves that the Relìv business model is both powerful and scalable. It also demonstrates that our products target a promising market - the millions of consumers worldwide who want to make good nutrition a simple but key part of their healthy lifestyles. That’s why we believe we can extend the success we’ve seen in the U.S. to our international markets in the future.”

Relìv International, Inc., based in suburban St. Louis, is a developer, manufacturer and marketer of a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition. Reliv’s science-based supplements are packaged in powdered form and are not only simple to use but also, when mixed with water, juice or other liquid and consumed, provide an effective means of delivering nutrients to the body. Reliv also offers a line of skin care products. Reliv sells its products through an international network marketing system using independent distributors. As of December 31, 2005, Reliv’s network consisted of approximately 65,500 distributors -- 52,500 in the United States and 13,500 across the company’s international markets. Reliv has sold products in the United States since 1988 and in selected international markets since 1991. Relìv International’s common stock trades on The Nasdaq Stock Market® under the symbol RELV.

Relìv will host a conference call to discuss the fourth quarter & full-year 2005 earnings with investors at 1:00 p.m. Eastern Time on March 2, 2006. The dial-in number for investors is 800-329-9097. Participant pass code is 83771579. To register, please call in 15 minutes prior to start of the call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using pass code 46542444. A live web cast of this call will be available through the Investor Relations section of Relìv’s Web site, http://www.reliv.com/us/investor. An online archive of the broadcast will be available on Relìv’s Web site in the Investor Relations section twenty-four hours after the call concludes. Please access the web site at least 15 minutes before the scheduled conference call to register.

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.

Factors that could cause actual results to differ are identified in the public filings made by Reliv’ with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

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Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)

Assets
Current assets:
Cash and cash equivalents	$5,653,594	$10,151,503
Accounts and notes receivable, less allowances of
$39,700 in 2005 and $11,500 in 2004	775,623	872,592
Accounts due from employees and distributors	152,760	70,620
Inventories	5,584,456	5,896,782
Other current assets	1,692,568	2,627,118
Total current assets	13,859,001	19,618,615

Other assets	1,626,330	1,196,780
Accounts due from employees and distributors	355,651	213,123

Net property, plant and equipment	10,140,441	9,968,149

Total assets	$25,981,423	$30,996,667

Liabilities and stockholders’ equity

Total current liabilities	$9,895,260	$8,151,968
Long-term debt, less current maturities	2,211,065	3,357,691
Other non-current liabilities	1,310,270	1,296,255

Total stockholders’ equity	12,564,828	18,190,753

Total liabilities and stockholders’ equity	$25,981,423	$30,996,667

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Reliv International, Inc. and Subsidiaries
ADD THREE

Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Sales at suggested retail	$39,844,751	$36,648,365	$163,968,979	$139,442,752
Less distributor allowances on
product purchases	12,360,202	11,207,027	50,403,815	42,460,319
Net sales	27,484,549	25,441,338	113,565,164	96,982,433

Costs and expenses:
Cost of products sold	4,735,786	4,668,384	19,264,347	16,662,935
Distributor royalties and commissions	10,971,521	10,205,080	45,479,062	38,622,537
Selling, general and administrative	8,729,059	8,441,657	36,348,526	32,710,657
Total costs and expenses	24,436,366	23,315,121	101,091,935	87,996,129

Income from operations	3,048,183	2,126,217	12,473,229	8,986,304

Other income (expense):
Interest income	48,290	41,265	238,473	118,467
Interest expense	(50,886)	(65,595)	(313,329)	(243,118)
Other income	127,230	80,156	101,043	146,036
Income before income taxes	3,172,817	2,182,043	12,499,416	9,007,689
Provision for income taxes	1,362,000	902,000	4,978,000	3,621,000
Net income	1,810,817	1,280,043	7,521,416	5,386,689
Preferred dividends accrued and paid	—	—	—	12,292
Net income available to common
shareholders	$1,810,817	$1,280,043	$7,521,416	$5,374,397

Earnings per common share - Basic	$0.11	$0.07	$0.47	$0.34
Weighted average shares	15,580,000	16,239,000	15,885,000	15,662,000

Earnings per common share - Diluted	$0.11	$0.07	$0.46	$0.31
Weighted average shares	15,901,000	17,058,000	16,388,000	17,137,000

Cash dividends declared per common share	$0.040	$0.035	$0.075	$0.065

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Reliv International, Inc. and Subsidiaries
ADD FOUR

Active Distributors and Master Affiliates and above by Market(1)

	As of 12/31/2005		As of 12/31/2004		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	52,040	15,800	47,190	12,460	10.3%	26.8%
Australia/New Zealand	2,410	240	3,040	290	-20.7%	-17.2%
Canada	1,220	210	1,480	210	-17.6%	0.0%
Mexico	1,630	310	9,000	710	-81.9%	-56.3%
United Kingdom/Ireland	750	100	450	60	66.7%	66.7%
Philippines	4,070	490	6,760	650	-39.8%	-24.6%
Malaysia/Singapore	3,250	590	5,280	730	-38.4%	-19.2%
Germany	130	60	—	—	N.M.	N.M.

Consolidated total	65,500	17,800	73,200	15,110	-10.5%	17.8%

 (1)  The total number of active distributors also includes Master Affiliates and above. The company defines an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are those distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.

Net sales by Market
(in thousands)
	Three months ended December 31,				Change From
	2005		2004		Prior Year
	$	% of sales	$	% of sales	Amount	%

United States	24,669	89.8%	22,151	87.1%	2,518	11.4%
Australia/New Zealand	649	2.4%	743	2.9%	-94	-12.7%
Canada	377	1.4%	520	2.0%	-143	-27.5%
Mexico	370	1.3%	657	2.6%	-287	-43.7%
United Kingdom/Ireland	205	0.7%	135	0.5%	70	51.9%
Philippines	522	1.9%	728	2.9%	-206	-28.3%
Malaysia/Singapore	491	1.8%	507	2.0%	-16	-3.2%
Germany	202	0.7%	—	—	202	N.M.

Consolidated Total	27,485	100.0%	25,441	100.0%	2,044	8.0%

Net sales by Market
(in thousands)
	Year ended December 31,				Change From
	2005		2004		Prior Year
	$	% of sales	$	% of sales	Amount	%

United States	102,549	90.3%	83,873	86.5%	18,676	22.3%
Australia/New Zealand	2,215	2.0%	2,543	2.6%	-328	-12.9%
Canada	1,668	1.5%	1,751	1.8%	-83	-4.7%
Mexico	1,608	1.4%	2,634	2.7%	-1,026	-39.0%
United Kingdom/Ireland	846	0.7%	545	0.6%	301	55.2%
Philippines	2,328	2.0%	2,865	3.0%	-537	-18.7%
Malaysia/Singapore	2,031	1.8%	2,771	2.9%	-740	-26.7%
Germany	320	0.3%	—	—	320	N.M.

Consolidated Total	113,565	100.0%	96,982	100.0%	16,583	17.1%

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